UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 7)*

Intelsat S.A.

(Name of Issuer)

Common Shares

(Title of Class of Securities)

L5140P 101

(CUSIP Number)

December 31, 2020

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. L5140P 101	SCHEDULE 13G	Page 2 of 53

1	NAME OF REPORTING PERSON Serafina S.A.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 48,468,543
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 48,468,543

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 48,468,543
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 34.1%
12	TYPE OF REPORTING PERSON OO

CUSIP No. L5140P 101	SCHEDULE 13G	Page 3 of 53

1	NAME OF REPORTING PERSON LMBO EUROPE SAS
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION France

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 48,468,543
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 48,468,543

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 48,468,543
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 34.1%
12	TYPE OF REPORTING PERSON OO

CUSIP No. L5140P 101	SCHEDULE 13G	Page 4 of 53

1	NAME OF REPORTING PERSON CIE Management II Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Guernsey, Channel Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 48,468,543
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 48,468,543

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 48,468,543
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 34.1%
12	TYPE OF REPORTING PERSON CO

CUSIP No. L5140P 101	SCHEDULE 13G	Page 5 of 53

1	NAME OF REPORTING PERSON BC European Capital VIII-1
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 48,468,543
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 48,468,543

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 48,468,543
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 34.1%
12	TYPE OF REPORTING PERSON PN

CUSIP No. L5140P 101	SCHEDULE 13G	Page 6 of 53

1	NAME OF REPORTING PERSON BC European Capital VIII-2
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 48,468,543
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 48,468,543

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 48,468,543
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 34.1%
12	TYPE OF REPORTING PERSON PN

CUSIP No. L5140P 101	SCHEDULE 13G	Page 7 of 53

1	NAME OF REPORTING PERSON BC European Capital VIII-3
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 48,468,543
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 48,468,543

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 48,468,543
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 34.1%
12	TYPE OF REPORTING PERSON PN

CUSIP No. L5140P 101	SCHEDULE 13G	Page 8 of 53

1	NAME OF REPORTING PERSON BC European Capital VIII-4
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 48,468,543
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 48,468,543

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 48,468,543
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 34.1%
12	TYPE OF REPORTING PERSON PN

CUSIP No. L5140P 101	SCHEDULE 13G	Page 9 of 53

1	NAME OF REPORTING PERSON BC European Capital VIII-5
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 48,468,543
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 48,468,543

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 48,468,543
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 34.1%
12	TYPE OF REPORTING PERSON PN

CUSIP No. L5140P 101	SCHEDULE 13G	Page 10 of 53

1	NAME OF REPORTING PERSON BC European Capital VIII-6
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 48,468,543
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 48,468,543

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 48,468,543
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 34.1%
12	TYPE OF REPORTING PERSON PN

CUSIP No. L5140P 101	SCHEDULE 13G	Page 11 of 53

1	NAME OF REPORTING PERSON BC European Capital VIII-7
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 48,468,543
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 48,468,543

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 48,468,543
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 34.1%
12	TYPE OF REPORTING PERSON PN

CUSIP No. L5140P 101	SCHEDULE 13G	Page 12 of 53

1	NAME OF REPORTING PERSON BC European Capital VIII-8
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 48,468,543
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 48,468,543

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 48,468,543
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 34.1%
12	TYPE OF REPORTING PERSON PN

CUSIP No. L5140P 101	SCHEDULE 13G	Page 13 of 53

1	NAME OF REPORTING PERSON BC European Capital VIII-9
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 48,468,543
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 48,468,543

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 48,468,543
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 34.1%
12	TYPE OF REPORTING PERSON PN

CUSIP No. L5140P 101	SCHEDULE 13G	Page 14 of 53

1	NAME OF REPORTING PERSON BC European Capital VIII-10
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 48,468,543
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 48,468,543

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 48,468,543
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 34.1%
12	TYPE OF REPORTING PERSON PN

CUSIP No. L5140P 101	SCHEDULE 13G	Page 15 of 53

1	NAME OF REPORTING PERSON BC European Capital VIII-11
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 48,468,543
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 48,468,543

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 48,468,543
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 34.1%
12	TYPE OF REPORTING PERSON PN

CUSIP No. L5140P 101	SCHEDULE 13G	Page 16 of 53

1	NAME OF REPORTING PERSON BC European Capital VIII-12
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 48,468,543
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 48,468,543

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 48,468,543
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 34.1%
12	TYPE OF REPORTING PERSON PN

CUSIP No. L5140P 101	SCHEDULE 13G	Page 17 of 53

1	NAME OF REPORTING PERSON BC European Capital VIII-14
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 48,468,543
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 48,468,543

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 48,468,543
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 34.1%
12	TYPE OF REPORTING PERSON PN

CUSIP No. L5140P 101	SCHEDULE 13G	Page 18 of 53

1	NAME OF REPORTING PERSON BC European Capital VIII-15
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 48,468,543
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 48,468,543

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 48,468,543
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 34.1%
12	TYPE OF REPORTING PERSON PN

CUSIP No. L5140P 101	SCHEDULE 13G	Page 19 of 53

1	NAME OF REPORTING PERSON BC European Capital VIII-16
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 48,468,543
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 48,468,543

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 48,468,543
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 34.1%
12	TYPE OF REPORTING PERSON PN

CUSIP No. L5140P 101	SCHEDULE 13G	Page 20 of 53

1	NAME OF REPORTING PERSON BC European Capital VIII-17
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 48,468,543
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 48,468,543

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 48,468,543
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 34.1%
12	TYPE OF REPORTING PERSON PN

CUSIP No. L5140P 101	SCHEDULE 13G	Page 21 of 53

1	NAME OF REPORTING PERSON BC European Capital VIII-18
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 48,468,543
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 48,468,543

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 48,468,543
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 34.1%
12	TYPE OF REPORTING PERSON PN

CUSIP No. L5140P 101	SCHEDULE 13G	Page 22 of 53

1	NAME OF REPORTING PERSON BC European Capital VIII-19
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 48,468,543
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 48,468,543

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 48,468,543
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 34.1%
12	TYPE OF REPORTING PERSON PN

CUSIP No. L5140P 101	SCHEDULE 13G	Page 23 of 53

1	NAME OF REPORTING PERSON BC European Capital VIII-20
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 48,468,543
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 48,468,543

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 48,468,543
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 34.1%
12	TYPE OF REPORTING PERSON PN

CUSIP No. L5140P 101	SCHEDULE 13G	Page 24 of 53

1	NAME OF REPORTING PERSON BC European Capital VIII-21
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 48,468,543
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 48,468,543

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 48,468,543
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 34.1%
12	TYPE OF REPORTING PERSON PN

CUSIP No. L5140P 101	SCHEDULE 13G	Page 25 of 53

1	NAME OF REPORTING PERSON BC European Capital VIII-22
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 48,468,543
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 48,468,543

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 48,468,543
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 34.1%
12	TYPE OF REPORTING PERSON PN

CUSIP No. L5140P 101	SCHEDULE 13G	Page 26 of 53

1	NAME OF REPORTING PERSON BC European Capital VIII-23
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 48,468,543
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 48,468,543

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 48,468,543
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 34.1%
12	TYPE OF REPORTING PERSON PN

CUSIP No. L5140P 101	SCHEDULE 13G	Page 27 of 53

1	NAME OF REPORTING PERSON BC European Capital VIII-24
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 48,468,543
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 48,468,543

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 48,468,543
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 34.1%
12	TYPE OF REPORTING PERSON PN

CUSIP No. L5140P 101	SCHEDULE 13G	Page 28 of 53

1	NAME OF REPORTING PERSON BC European Capital VIII-25
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 48,468,543
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 48,468,543

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 48,468,543
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 34.1%
12	TYPE OF REPORTING PERSON PN

CUSIP No. L5140P 101	SCHEDULE 13G	Page 29 of 53

1	NAME OF REPORTING PERSON BC European Capital VIII-26
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 48,468,543
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 48,468,543

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 48,468,543
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 34.1%
12	TYPE OF REPORTING PERSON PN

CUSIP No. L5140P 101	SCHEDULE 13G	Page 30 of 53

1	NAME OF REPORTING PERSON BC European Capital VIII-27
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 48,468,543
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 48,468,543

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 48,468,543
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 34.1%
12	TYPE OF REPORTING PERSON PN

CUSIP No. L5140P 101	SCHEDULE 13G	Page 31 of 53

1	NAME OF REPORTING PERSON BC European Capital VIII-28
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 48,468,543
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 48,468,543

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 48,468,543
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 34.1%
12	TYPE OF REPORTING PERSON PN

CUSIP No. L5140P 101	SCHEDULE 13G	Page 32 of 53

1	NAME OF REPORTING PERSON BC European Capital VIII-29
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 48,468,543
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 48,468,543

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 48,468,543
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 34.1%
12	TYPE OF REPORTING PERSON PN

CUSIP No. L5140P 101	SCHEDULE 13G	Page 33 of 53

1	NAME OF REPORTING PERSON BC European Capital VIII-30
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 48,468,543
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 48,468,543

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 48,468,543
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 34.1%
12	TYPE OF REPORTING PERSON PN

CUSIP No. L5140P 101	SCHEDULE 13G	Page 34 of 53

1	NAME OF REPORTING PERSON BC European Capital VIII-31
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 48,468,543
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 48,468,543

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 48,468,543
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 34.1%
12	TYPE OF REPORTING PERSON PN

CUSIP No. L5140P 101	SCHEDULE 13G	Page 35 of 53

1	NAME OF REPORTING PERSON BC European Capital VIII-32
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 48,468,543
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 48,468,543

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 48,468,543
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 34.1%
12	TYPE OF REPORTING PERSON PN

CUSIP No. L5140P 101	SCHEDULE 13G	Page 36 of 53

1	NAME OF REPORTING PERSON BC European Capital VIII-33
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 48,468,543
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 48,468,543

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 48,468,543
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 34.1%
12	TYPE OF REPORTING PERSON PN

CUSIP No. L5140P 101	SCHEDULE 13G	Page 37 of 53

1	NAME OF REPORTING PERSON BC European Capital VIII-34
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 48,468,543
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 48,468,543

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 48,468,543
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 34.1%
12	TYPE OF REPORTING PERSON PN

CUSIP No. L5140P 101	SCHEDULE 13G	Page 38 of 53

1	NAME OF REPORTING PERSON BC European Capital VIII-35 SC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION France

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 48,468,543
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 48,468,543

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 48,468,543
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 34.1%
12	TYPE OF REPORTING PERSON OO

CUSIP No. L5140P 101	SCHEDULE 13G	Page 39 of 53

1	NAME OF REPORTING PERSON BC European Capital VIII-36 SC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION France

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 48,468,543
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 48,468,543

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 48,468,543
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 34.1%
12	TYPE OF REPORTING PERSON OO

CUSIP No. L5140P 101	SCHEDULE 13G	Page 40 of 53

1	NAME OF REPORTING PERSON BC European Capital VIII-37
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 48,468,543
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 48,468,543

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 48,468,543
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 34.1%
12	TYPE OF REPORTING PERSON PN

CUSIP No. L5140P 101	SCHEDULE 13G	Page 41 of 53

1	NAME OF REPORTING PERSON BC European Capital VIII-38 SC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION France

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 48,468,543
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 48,468,543

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 48,468,543
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 34.1%
12	TYPE OF REPORTING PERSON OO

CUSIP No. L5140P 101	SCHEDULE 13G	Page 42 of 53

1	NAME OF REPORTING PERSON BC European Capital VIII-39 SC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION France

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 48,468,543
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 48,468,543

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 48,468,543
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 34.1%
12	TYPE OF REPORTING PERSON OO

CUSIP No. L5140P 101	SCHEDULE 13G	Page 43 of 53

1	NAME OF REPORTING PERSON BC European Capital—Intelsat Co-Investment
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 48,468,543
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 48,468,543

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 48,468,543
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 34.1%
12	TYPE OF REPORTING PERSON PN

CUSIP No. L5140P 101	SCHEDULE 13G	Page 44 of 53

1	NAME OF REPORTING PERSON BC European Capital—Intelsat Co-Investment 1
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 48,468,543
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 48,468,543

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 48,468,543
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 34.1%
12	TYPE OF REPORTING PERSON PN

CUSIP No. L5140P 101	SCHEDULE 13G	Page 45 of 53

ITEM 1.	(a) Name of Issuer: Intelsat S.A. (the “Issuer”)

(b) Address of Issuer’s Principal Executive Offices:

4 rue Albert Borschette

Luxembourg

Grand-Duchy of Luxembourg

L-1246

ITEM 2.	(a) Name of Person Filing:

This Schedule 13G is being filed by (i) Serafina S.A., a Luxembourg Société Anonyme; (ii) BC European Capital VIII-1 to 12 (inclusive), BC European Capital VIII-14 to 34 (inclusive), and BC European Capital VIII-37, each a United Kingdom limited partnership (collectively, the “CIE Investors”); (iii) BC European Capital—Intelsat Co-Investment and BC European Capital—Intelsat Co-Investment 1, each a United Kingdom limited partnership (collectively, the “Co-Investment Investors”); (iv) BC European Capital VIII-35 SC, BC European Capital VIII-36 SC, BC European Capital VIII-38 SC and BC European Capital VIII-39 SC, each a Société Civile organized under the laws of France (collectively, the “LMBO Investors” and collectively with the CIE Investors and the Co-Investment Investors, the “Investors”); (v) LMBO Europe SAS, a Société par actions simplifiée organized under the laws of France (“LMBO”); and (vi) CIE Management II Limited, a limited corporation organized under the laws of Guernsey, Channel Islands (“CIE” and, together with the Investors and LMBO, the “Reporting Persons”).

Each of the Investors is a shareholder of Serafina S.A. CIE is the general partner of each of the CIE Investors and the Co-Investment Investors. LMBO is Gérant as to each of the LMBO Investors. Due to their relationships with each other, each of the Reporting Persons may be deemed to have shared voting and investment power with respect to the Issuer’s common shares owned by each of the other Reporting Persons and may be deemed to have shared beneficial ownership with respect to any such shares of stock owned by the other Reporting Persons. Each of the Investors, however, disclaim beneficial ownership with respect to any shares of stock owned by the other Reporting Persons.

(b) Address of Principal Business Office, or if None, Residence:

The principal office and business address of Serafina S.A. is 18, rue Erasme, L-1468 Luxembourg.

The principal office and business address of CIE and the CIE Investors is West Wing, Floor 2, Trafalgar Court, Les Banques, St. Peter Port, Guernsey, GY1 4LY, Channel Islands.

The principal office and business address of LMBO and the LMBO Investors is 38 Avenue Hoche, Paris, France 75008.

CUSIP No. L5140P 101	SCHEDULE 13G	Page 46 of 53

(c) Citizenship:

See row 4 of the cover pages to this Schedule 13G.

(d) Title of Class of Securities:

This Schedule 13G relates to the Issuer’s common shares, nominal value $0.01 per share.

(e) CUSIP Number:

L5140P 101

ITEM 3.	IF THIS STATEMENT IS FILED PURSUANT TO SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

Not Applicable.

ITEM 4.	OWNERSHIP.

All ownership percentages assume that there are 142,145,054 common shares outstanding, based on the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2020.

The common shares beneficially owned by each of the Reporting Persons include 48,468,543 common shares held of record by Serafina S.A.

The information set forth in Item 2 above is incorporated by reference for each Reporting Person.

(a) Amount beneficially owned:

See row 9 of the cover sheet of each Reporting Person.

(b) Percent of class:

See row 11 of the cover sheet of each Reporting Person.

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote:

See row 5 of the cover sheet of each Reporting Person.

(ii) Shared power to vote or to direct the vote:

See row 6 of the cover sheet of each Reporting Person.

(iii) Sole power to dispose or to direct the disposition of:

See row 7 of the cover sheet of each Reporting Person.

(iv) Shared power to dispose or to direct the disposition of:

See row 8 of the cover sheet of each Reporting Person.

CUSIP No. L5140P 101	SCHEDULE 13G	Page 47 of 53

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

Not Applicable.

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not Applicable.

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not Applicable.

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not Applicable.

CUSIP No. L5140P 101	SCHEDULE 13G	Page 48 of 53

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP.

Not Applicable.

ITEM 10.	CERTIFICATIONS.

Not Applicable.

CUSIP No. L5140P 101	SCHEDULE 13G	Page 49 of 53

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 5, 2021

SERAFINA S.A.:

/s/ Christelle Rétif
Name: Christelle Rétif
Title: Director

/s/ Pierre Stemper
Name: Pierre Stemper
Title: Director

For and on behalf of the Limited Partnerships comprising
BC EUROPEAN CAPITAL VIII – 1 to 12 and 14 to 34 and 37:

/s/ Matthew Elston
Name: Matthew Elston
Title: Director, CIE Management II Limited, acting as General Partner to BC European Capital VIII – 1 to 12 and 14 to 34 and 37

/s/ Mark Rodliffe
Name: Mark Rodliffe
Title: Director, CIE Management II Limited, acting as General Partner to BC European Capital VIII – 1 to 12 and 14 to 34 and 37

CUSIP No. L5140P 101	SCHEDULE 13G	Page 50 of 53

For and on behalf of the Limited Partnerships comprising
BC EUROPEAN CAPITAL VIII – 35 SC, 36 SC, 38 SC and 39 SC:

/s/ Matthew Elston
Name: Matthew Elston
Title: Director, LMBO Europe SAS, acting as Gérant to BC European Capital VIII – 35 SC, 36 SC, 38 SC and 39 SC

/s/ Graeme Dell
Name: Graeme Dell
Title: Director, LMBO Europe SAS, acting as Gérant to BC European Capital VIII – 35 SC, 36 SC, 38 SC and 39 SC

For and on behalf of
BC EUROPEAN CAPITAL—INTELSAT CO-INVESTMENT:

/s/ Matthew Elston
Name: Matthew Elston
Title: Director, CIE Management II Limited, acting as General Partner to BC European Capital—Intelsat Co-Investment

/s/ Mark Rodliffe
Name: Mark Rodliffe
Title: Director, CIE Management II Limited, acting as General Partner to BC European Capital—Intelsat Co-Investment

CUSIP No. L5140P 101	SCHEDULE 13G	Page 51 of 53

For and on behalf of
BC EUROPEAN CAPITAL—INTELSAT CO-INVESTMENT 1:

/s/ Matthew Elston
Name: Matthew Elston
Title: Director, CIE Management II Limited, acting as General Partner to BC European Capital—Intelsat Co-Investment 1

/s/ Mark Rodliffe
Name: Mark Rodliffe
Title: Director, CIE Management II Limited, acting as General Partner to BC European Capital—Intelsat Co-Investment 1

CUSIP No. L5140P 101	SCHEDULE 13G	Page 52 of 53

CIE MANAGEMENT II LIMITED:

/s/ Matthew Elston
Name: Matthew Elston
Title: Director, CIE Management II Limited

/s/ Mark Rodliffe
Name: Mark Rodliffe
Title: Director, CIE Management II Limited

LMBO EUROPE SAS:

/s/ Matthew Elston
Name: Matthew Elston
Title: Director, LMBO Europe SAS

/s/ Graeme Dell
Name: Graeme Dell
Title: Director, LMBO Europe SAS

CUSIP No. L5140P 101	SCHEDULE 13G	Page 53 of 53

Exhibit Index

Exhibit 1.	Joint Filing Agreement as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (incorporated by reference to Exhibit 1 of Intelsat S.A.’s Schedule 13G filed by the Reporting Persons, File No. 005-87961, filed on February 14, 2014).